Exhibit 99.1

Contacts: Elise Caffrey Investor Relations iRobot Corp. (781) 418-3003 ecaffrey@irobot.com	Parna Sarkar Media Relations iRobot Corp. (781) 418-3135 psarkar@irobot.com
iRobot Reports Record Fourth-Quarter and Full-Year 2006 Results
Revenue Up 32 Percent for the Quarter, 33 Percent for the Year
BURLINGTON, Mass., Feb. 12, 2007 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fourth fiscal quarter and fiscal year ended Dec. 30, 2006.
Financial Highlights:
•	Revenues for the fourth quarter of 2006 grew to $61.1 million, compared with $46.5 million for the same quarter one year ago. Revenues for the fiscal year ended Dec. 30, 2006, increased to $189.0 million, compared with $142.0 million for fiscal 2005.
•	Gross profit for the fourth quarter grew to $22.8 million (37.3 percent of sales), compared with $16.4 million (35.3 percent of sales) in the fourth quarter of 2005. Gross profit for the fiscal year ended Dec. 30, 2006, grew to $69.7 million (36.9 percent of sales), compared with $47.6 million (33.5 percent of sales) for the same period a year ago.
•	Net loss in the fourth quarter of 2006 was $1.8 million compared with net income in the fourth quarter of 2005 of $15 thousand. Net income for the fiscal year ended Dec. 30, 2006, increased to $3.6 million, compared with $2.6 million for fiscal 2005.
Business Highlights
•	In January 2007, iRobot was awarded a $16.6 million order for delivery of more than 100 explosive-detection robots for use by the U.S. military in Iraq. The contract was granted by the procurement office of the Naval Air Systems Command on behalf of the Robotic Systems Joint Project Office (RSJPO) at Redstone Arsenal, Ala.
•	iRobot unveiled iRobot® Create™, an affordable, programmable robot designed for aspiring roboticists, high-school and college students, and robot developers at the International Consumer Electronics Show (CES) in Las Vegas.
•	iRobot announced the beta release of the iRobot Aware™ 2.0 Robot Intelligence Software, the first major enhancement to the software platform for iRobot’s family of tactical mobile robots. The company also unveiled the Robot Developer’s Kit (RDK), a new set of hardware tools for creating next-generation payloads for military robots.
“I am pleased to report record revenues for our first full fiscal year as a public company,” said Colin Angle, co-founder and chief executive officer of iRobot. “We delivered our tenth consecutive quarter of year-over-year revenue growth and the highest quarterly and annual revenue in the company’s history. We continued to execute against our operating plan and delivered consistent, predictable financial results. Investments we made throughout the year have also yielded positive results. I am proud of iRobot’s 2006 results and excited about the foundation we have built to ensure excellent continued growth in 2007 and beyond.”
Financial Guidance
The company is issuing its outlook for future financial performance for full year 2007 as well as first half and second half details.
“For 2007 we are expecting revenue growth of 19 percent to 24 percent over our record 2006. I am very pleased with our 2006 results and especially with the incremental investments we were able to make in new product development and enhancements. The full impact of the payoff on those investments, at both the top and bottom lines, will start to be realized in the second half of 2007 when we expect to introduce new products. We will review the guidance in more detail on our conference call,” added Angle.

($ in millions)	1st Half	2nd Half	Total
	(FY 2007)	(FY 2007)	Year

Revenue	$79-$83	$146-$152	$225-$235
Pre-tax Net Inc./(Loss)	($11-$12)	$14- $15	$2- $4
This outlook represents management’s view as of Feb. 12, 2007. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.
Fourth-Quarter and Full Year Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the fourth fiscal quarter and full year ended Dec. 30, 2006, business outlook, and outlook for future financial performance. To access the call, investors should dial 913-981-4911 approximately 10 minutes prior to the initiation of the teleconference and reference iRobot. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through midnight on Feb. 20, and can be accessed by dialing 719-457-0820, access code 9610064.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance, investments in and expansion of its business, product development, introduction and marketing plans, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, fluctuations in our operating results and the seasonality of our business, our ability to enhance our current consumer robots or develop new consumer robots, our dependence on the U.S. federal government and government contracts, our ability to expand our product offering beyond our current markets, market acceptance of our products, our ability to manage our rapid growth, changes in government policies or spending priorities. and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
	(unaudited)		(audited)
Revenue
Product revenue	$56,378	$41,515	$167,687	$124,616
Contract revenue	4,760	4,977	21,268	17,352

Total	61,138	46,492	188,955	141,968

Cost of Revenue
Product revenue	33,953	26,517	103,651	81,855
Contract revenue	4,403	3,581	15,569	12,534

Total	38,356	30,098	119,220	94,389

Gross Profit	22,782	16,394	69,735	47,579

Operating Expense
Research & development	6,079	3,266	17,025	11,601
Selling & marketing	14,772	10,214	33,969	21,796
General & administrative	4,629	3,220	18,703	12,072

Total	25,480	16,700	69,697	45,469

Operating income (loss)	(2,698)	(306)	38	2,110

Other income (expense), net	984	405	3,831	676

Pre-tax income (loss)	(1,714)	99	3,869	2,786
Income tax expense	69	84	304	176

Net income (loss)	$(1,783)	$15	$3,565	$2,610

Net income (loss) attributable to common stockholders	$(1,783)	$12	$3,565	$1,553

Net income (loss) per common share:
Basic	$(0.08)	$0.00	$0.15	$0.13
Diluted	$(0.08)	$0.00	$0.14	$0.11

Shares used in Per Common Share Calculations: (1)
Basic	23,697	17,811	23,516	12,007
Diluted	23,697	24,349	25,601	14,331

(1) Note shares used in the income per common share calculations for the twelve months ended December 31, 2005 exclude the impact of the conversion of preferred stock as required under GAAP, as they were antidilutive to earnings.

Stock-based compensation included in above figures:
Cost of product revenue	$111	$15	$326	$33
Cost of contract revenue	84	29	267	58
Research & development	105	36	376	95
Selling & marketing	150	20	389	32
General & administrative	357	136	1,211	380

Total	$807	$236	$2,569	$598

iRobot Corporation
Condensed Consolidated Balance Sheet
(audited, in thousands)

	December 30,	December 31,
	2006	2005

Assets

Cash and equivalents	$5,583	$76,064
Short term investments	64,800	—
Accounts receivable, net	28,510	23,045
Unbilled revenues	1,961	1,424
Inventory, net	20,890	15,903
Other current assets	2,863	1,533

Total current assets	124,607	117,969
Property, plant and equipment, net	10,701	6,966

Total assets	$135,308	$124,935

Liabilities and stockholders’ equity

Accounts payable	$27,685	$23,721
Accrued expenses	7,020	3,484
Accrued compensation	5,227	4,002
Provision for contract settlement	—	5,154
Deferred revenue	457	1,018

Total current liabilities	40,389	37,379

Stockholders’ equity	94,919	87,556

Total liabilities and stockholders’ equity	$135,308	$124,935

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005

Revenues by business unit (in thousands):
Home Robots	$41,887	$34,011	$112,430	$93,955
Government & Industrial	19,251	12,475	76,525	47,945
Other	—	6	—	68

	$61,138	$46,492	$188,955	$141,968

Units shipped by business unit:
Home Robots (in thousands)	267	235	725	663
Government & Industrial	121	56	385	252